Exhibit 10.30

THIRD SUPPLEMENT TO EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

Regarding Phase 3 Clinical Study (Alport Syndrome) in Japan

This Third Supplement (herein so called), effective as of December 6, 2017 (the “Supplement Effective Date”), to the Exclusive License and Supply Agreement, effective as of December 24, 2009 (the “Original Agreement”), is by and between Reata Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, USA, with an address at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 (“Reata”), and Kyowa Hakko Kirin Co., Ltd., a company organized and existing under the laws of Japan, with an address at 1-9-2 Ohtemachi, Chiyoda-ku, Tokyo, 100-0004, Japan (“Kyowa Kirin”). Reata and Kyowa Kirin are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to the Original Agreement, Reata has granted to Kyowa Kirin an exclusive, royalty-bearing license under the Licensed Technology to research, develop, use, sell, offer for sale, import, and export Licensed Compound and Licensed Product in the Field in the Territory.

WHEREAS, Reata wishes to perform portions of a Phase 3 clinical study of RTA 402 (which is included in the Licensed Compound) in the field of Alport Syndrome (which is included in the Field) (“AS”) in Japan (where is included in the Territory) (“Study”).

WHEREAS, in order to permit Reata to perform in Japan all activities necessary to complete the Study without violating the terms and provisions of the Original Agreement, the Parties wish to supplement the terms of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. License

Kyowa Kirin grants to Reata a non-exclusive, royalty-free license to perform the Study under the Licensed Technology, which is exclusively granted to KHK in the Territory, to the extent necessary to support Reata’s efforts to develop, use, sell, offer for sale, import and export RTA 402 in the Field outside the Territory. Reata shall be entitled to undertake all activities necessary to complete the Study in accordance with the protocol of the Study and Applicable Laws.

2. Obligation and Responsibility of Reata

2.1The IND holder and site responsibility of the Study shall be Reata. For clarity, Reata shall designate an in-country (Japan) caretaker of the Study at Reata’s sole discretion and responsibility. Kyowa Kirin shall reimburse actual Study costs incurred by or on behalf of Reata, whether incurred before or after the Supplement Effective Date (the “Costs”) up to three million United States dollars (US$3,000,000) (the “Reimbursement Amount”). Costs shall not include the salary or other overhead costs of any Reata employee. Reata shall invoice Kyowa Kirin each

Specific terms in this Exhibit have been redacted because such terms are both not material and are of the type that the Company treats as private or confidential. These redacted terms have been marked in this Exhibit with three asterisks [***].

quarter for the Costs, and Kyowa Kirin shall pay each invoice within 30 days after receipt until Kyowa Kirin has paid the Reimbursement Amount. Reata shall bear any and all Costs above the Reimbursement Amount.

2.2Reata shall provide Kyowa Kirin with a protocol of the Study. Reata shall report and discuss the current status and the progress of the Study at the JSC as reasonably required or upon Kyowa Kirin’s reasonable request. In addition, Reata, at any time, shall discuss the current status of the Study with Kyowa Kirin as reasonably required or upon Kyowa Kirin’s reasonable request, and Reata shall report the progress of the Study to Kyowa Kirin in written manner at least quarterly. The discussion and the update by report shall include but not be limited to the topics such as interaction with Regulatory Authorities, Study sites, key opinion leaders and/or CROs.

2.3Reata shall be responsible for undertaking all communications and obligations that derive from this Third Supplement with or toward Regulatory Authorities under Applicable Laws regarding the enforcement of the Study (“Regulatory Activities For Study”) and all activities under this Third Supplement (collectively “Activities”). Such Activities include but are not limited to the supply of RTA 402 to Third Parties. For clarity, Reata confirms that Reata shall not obligate Kyowa Kirin to supply RTA 402 to patients or doctors as part of “compassionate use” programs or other similar regulations or orders in Japan. All such Activities shall be conducted in a manner consistent with the protocol of the Study. Kyowa Kirin will use Commercially Reasonable Efforts to assist Reata in connection with Regulatory Activities For Study. For Kyowa Kirin’s review and comments, Reata shall provide Kyowa Kirin with a draft of the Japanese regulatory filing for the Study (“Study Regulatory Filing”), which includes a description of the development of RTA 402 for the treatment of chronic kidney disease, one (1) month prior to the filing of such draft of the Study Regulatory Filing. Reata shall discuss with Kyowa Kirin any comments to the draft of the Study Regulatory Filing that Kyowa Kirin provides to Reata prior to the filing. Reata shall provide Kyowa Kirin with the copy of all correspondence with Regulatory Authorities and Study Regulatory Filings that Reata files with Japanese Regulatory Authorities. Reata shall keep Kyowa Kirin informed of all material events and developments occurring in the course of Regulatory Activities For Study. Reata shall provide Kyowa Kirin with advance notice of any formal, scheduled meetings with Japanese Regulatory Authorities and provide a brief description of the topics to be presented or discussed at the meeting. Reata shall allow Kyowa Kirin to participate in preparation and /or attendance of any such meeting if applicable.

2.3Upon the request from Kyowa Kirin and/or completion of the Study, Reata shall provide Kyowa Kirin with all data generated from the Study (“Study Data”), including but not limited to any Japanese regulatory filings for RTA 402, under no obligation and at no cost to Kyowa Kirin above the Reimbursement Amount. Kyowa Kirin shall have a right to access, a right of reference, and a right to use and incorporate all Study Data in any regulatory filings, including all Study Regulatory Filings, or for other uses with respect to Licensed Products in the Territory under no obligation and at no cost to Kyowa Kirin. Reata will hold title to all Study Data, including all Study Regulatory Filings.

Specific terms in this Exhibit have been redacted because such terms are both not material and are of the type that the Company treats as private or confidential. These redacted terms have been marked in this Exhibit with three asterisks [***].

3. Regulatory Activities

In accordance with Section 5.1 of the Original Agreement, [***].

4. Original Agreement

4.1Notwithstanding Section 8.3.1 of the Original Agreement, the term of negotiation and execution of Commercial Supply Agreement shall be postponed and a new term shall be discussed and determined promptly after the Supplement Effective Date by both Parties.

4.2Except as supplemented and amended by this Third Supplement, the Original Agreement, the Supplement to Exclusive License and Supply Agreement dated January 1, 2016, between the Parties (the “First Supplement”), and the Second Supplement to Exclusive License and Supply Agreement dated March 21, 2017, between the Parties, shall remain in full force and effect pursuant to their terms. For the avoidance of doubt, the initiation of the Study shall not require Kyowa Kirin to make any Regulatory Milestone Payment related to the “Initiation of Phase 2b Clinical Trial for a Licensed Product in Japan” or “Initiation of Phase 3 Clinical Trial for a Licensed Product in Japan” as set forth in Section 7.2 of the Original Agreement; provided, however, any payments required to be made pursuant to Section 7.2 of the Original Agreement as a result of future milestone events, including unpaid Regulatory Milestone Payments related to the “Initiation of Phase 2b Clinical Trial for a Licensed Product in Japan” or “Initiation of Phase 3 Clinical Trial for a Licensed Product in Japan”, shall continue to be due and payable pursuant to the terms of Section 7.2 of the Original Agreement.

5. Other Provisions

5.1This Third Supplement shall become effective on the Supplement Effective Date and shall continue until the termination of the Original Agreement.

5.2Kyowa Kirin will have the right to terminate this Third Supplement upon breach of any obligations of Reata if Reata has not cured such breach within ninety (90) days after receipt of written Notice thereof (describing such breach in reasonable detail) by Kyowa Kirin.

5.3Except where specifically defined herein, capitalized terms used herein shall have the same meanings ascribed to them in the Original Agreement.

5.4The headings to the several Articles hereof are not part of this Third Supplement, but are merely guides or labels to assist the locating and reading the several Articles hereof.

IN WITNESS WHEREOF, the Parties have executed this Third Supplement to be effective as of the Supplement Effective Date.

Specific terms in this Exhibit have been redacted because such terms are both not material and are of the type that the Company treats as private or confidential. These redacted terms have been marked in this Exhibit with three asterisks [***].

KYOWA HAKKO KIRIN CO., LTD.

By:	/s/ Tamao Watanabe

Name:	Tamao Watanabe

Title:	Executive Officer, Director,

Business Development Department

Date:	December 6, 2017

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff

Name:	J. Warren Huff

Title:	President and Chief Executive Officer

Date:	December 7, 2017